Exhibit 99.3

For Immediate Release

NEORX THREE-YEAR SURVIVAL DATA FOR MULTIPLE MYELOMA PATIENTS
IN STR PHASE I/II TRIAL PRESENTED AT ASH ANNUAL MEETING

90% Survival Rate Reported for Phase I/II Patients Three Years
Following STR Treatment at Planned Phase III Dose

SEATTLE, December 8, 2003 – NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today presented long-term follow-up data from its phase I/II clinical trial of STR™ (Skeletal Targeted Radiotherapy) in multiple myeloma patients at the 45th Annual Meeting of the American Society of Hematology (ASH) in San Diego.  Multiple myeloma is a cancer of the bone marrow, considered incurable with available treatments.

Sergio A. Giralt, MD, Clinical Director, Blood and Marrow Transplantation Center at the MD Anderson Cancer Center, Houston, and co-principal investigator on NeoRx’s STR phase I/II trial, reported a 90% three-year survival rate for patients treated with STR at 750 mCi/m2, the dose planned for NeoRx’s phase III trial, in combination with high-dose melphalan chemotherapy and autologous stem cell transplantation (SCT).  In comparison, the International Bone Marrow Transplant Registry reports three-year survival for myeloma patients following high-dose chemotherapy and autologous transplantation as ranging from 48% to 59%.

“Data from the phase I/II trial of STR in combination with high-dose melphalan and SCT demonstrate an excellent response rate using rigorous response criteria, and a very high proportion of myeloma patients surviving three years post-transplant,” said Dr. Giralt.  “The safety and response data supporting the selected STR dose for phase III are extremely good, and we expect that the myeloma community will watch with great interest as NeoRx’s phase III trial gets underway in early 2004.”

The STR phase I/II trial was designed to evaluate escalating doses of STR in combination with various melphalan conditioning regimens, followed by autologous SCT.  Dr. Giralt’s team conducted a retrospective analysis of the phase I/II data by dose of STR administered to patients in mCi of radiation per m2 of body surface area (mCi/m2), a common method of dosing cancer drugs.  They determined that a fixed dose of 750 mCi/m2 ± 10% provided optimal patient safety and tumor response.  Immunofixation, a highly sensitive technique to assess myeloma protein in patient samples, was used to determine tumor response.

Ten of the 83 evaluable patients in the phase I/II study were treated at the 750 mCi/m2 STR dose level.  Among these 10 patients, disease control (i.e., disease stabilization or better) was achieved in 80%, the complete response (CR) rate was 40%, and the three-year survival rate was 90%.  No cases of either Grade 4 renal toxicity or thrombotic thrombocytopenic purpura (TTP) were reported for any of these patients.

Two of the 10 patients treated at the 750 mCi/m2 STR dose level are approximately five years out from transplant and both were still alive at the last follow-up.  A further four patients are approximately four years out from transplant and also were still living at the last follow-up.  Among the 10 patients who received STR at 750 mCi/m2 were four who received melphalan at the dose selected for the phase III trial (200 mg/m2).  All four of these patients were alive three years post-transplant.

“When Dow exclusively licensed to NeoRx the combination of the bone-seeking chelant, DOTMP, with holmium-166, it was hoped that this combination would be effective in delivering high doses of radiation to bone and bone marrow for the treatment of diseases such as multiple myeloma,” said Roy Quartermaine, PhD, commercial manager, Pharmaceutical Technologies of The Dow Chemical Company. “From the results to date, we are pleased to see the anti-tumor activity of STR in myeloma confirmed by the high proportion of patients surviving at least three years. We look forward to the phase III clinical trial for STR and the continued focus and energy shown by NeoRx toward the development of this product.”

NeoRx plans to open a phase III trial of STR to patient enrollment in the first quarter of 2004.  The phase III trial is designed to evaluate the safety and efficacy of STR at a fixed dose of 750 mCi/m2 in combination with 200 mg/m2 melphalan, followed by autologous SCT in patients with primary refractory multiple myeloma.  The US Food and Drug Administration (FDA) has accepted CR at six months post-transplant as a surrogate endpoint for the phase III study, placing STR on the Accelerated Approval path.  NeoRx also confirmed with the FDA that a single phase III study is sufficient for registration of STR.  NeoRx plans to produce STR for the phase III study at its manufacturing facility in Denton, Texas.

NeoRx is a cancer therapeutics company developing products for targeted delivery of anti-cancer agents, including radiopharmaceuticals, to tumor sites.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include conditions in the capital markets in general and in the life science sector in particular, specifically those that may affect potential financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner and commercialize products and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange

Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are registered trademarks or trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2003 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Melinda G. Kile	Jody Cain (jcain@lhai.com)
Vice President, Finance	Bruce Voss (bvoss@lhai.com)
(206) 286-2501	(310) 691-7100